Exhibit 10.220










                         The Charles Schwab Corporation

                  Annual Executive Individual Performance Plan

                (Amended and Restated, effective January 1, 2001)





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I.   Purposes

     The purposes of this Annual Executive Individual Performance Plan (the "Plan") are: (a) to provide greater incentive for key executives to continually exert their best efforts on behalf of The Charles Schwab Corporation (the "Company") by rewarding them for services rendered with incentive compensation that is in addition to their regular salaries; (b) to attract and to retain in the employ of the Company persons of outstanding competence; and (c) to further align the interests of such employees with those of the Company's stockholders through a strong performance-based reward system.

II.  Form of Awards

     Incentive compensation awards under this Plan shall be generally granted in cash, less any applicable withholding taxes; provided that the Committee may determine, from time to time, that all or a portion of any award may be paid in the form of an equity based incentive, including without limitation stock options, restricted shares, or outright grants of Company stock. The number of shares and stock options granted in any year, when added to the number of shares and stock options granted for such year pursuant to the Company's Corporate Executive Bonus Plan, shall in no event exceed .5% of the outstanding shares of the Company.

III. Determination of Awards

     1. Incentive awards for participants shall be determined annually. The participants in the Plan shall be the executive officers who are selected by the Compensation Committee of the Board of Directors (the "Committee") to participate in the Charles Schwab Corporate Executive Bonus Plan (the "CEB Plan"), except that the President and Co-Chief Executive Officer shall not be eligible to participate in the Plan. Payouts under the CEB Plan are defined by reference to a target percentage of base salary determined, from time to time, by the Committee and pursuant to a payout matrix, adopted from time to time by the Committee, that uses net revenue growth and consolidated pretax profit margin as the financial performance criteria to determine awards. Each participant shall have a bonus target under the Plan equal to such Participant's bonus target under the CEB Plan, multiplied by 160%. Payouts described in this subsection shall be calculated and paid on an annual basis.

     2. With respect to payments made pursuant to Section III.1, the amount of base salary included in the computation of incentive awards pursuant to the CEB Plan shall not exceed 250% of the base salary in effect for the officer holding the same or substantially similar position on March 31, 2000. In addition, (i) the maximum target incentive percentage pursuant to the CEB Plan shall be 100% of base salary and (ii) the maximum award pursuant to the CEB Plan shall be 400% of the participant's target award.

     3. Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any Participant (or to determine that no amount shall be payable to such Participant) with respect to any award prior to the time the amount otherwise would have become payable hereunder. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other participants under the Plan.

IV.  Administration

     1.    Except  as  otherwise  specifically  provided,   the  Plan  shall  be
           administered by the Committee. The Committee members shall be appointed pursuant to the Bylaws of the Company, and the members thereof shall be ineligible for awards under this Plan for services performed while serving on said Committee.

     2. The decision of the Committee with respect to any questions arising as to interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be, in its sole and absolute discretion, final, conclusive and binding.

V.   Eligibility for Awards

     1. Awards under the Plan shall be granted by the Committee to those employees who are eligible to participate in the CEB Plan. This is intended to include the Vice Chairmen, Executive Vice Presidents, and other officers having comparable positions.

           No award may be granted to a member of the Company's Board of Directors except for services performed as an employee of the Company.

     2. Except in the event of retirement, death, or disability, to be eligible for an award an employee must be employed by the Company as of the date awards are calculated and approved by the Committee under this Plan.

     3. For purposes of this Plan, the term "employee" shall include an employee of a corporation or other business entity in which this Company shall directly or indirectly own 50% or more of the outstanding voting stock or other ownership interest.

VI.  Awards

     1. The Committee shall determine each year the payments, if any, to be made under the Plan. Awards for any calendar year shall be granted not later than the end of the first quarter of the calendar year, and payments pursuant to the Plan shall be made as soon as practicable after the close of the calendar year.

     2. Upon the granting of awards under this Plan, each participant shall be informed of his or her award by his or her direct manager and that such award is subject to the applicable provisions of this Plan.

VII. Deferral of Awards

     1. A participant in this Plan who is also eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may elect to defer payments pursuant to the terms of that plan.

VIII. Recommendations and Granting of Awards

      1. Recommendations for awards shall be made to the Committee by the Co-Chief Executive Officers.

      2. Any award shall be made in the sole discretion of the Committee, which shall take final action on any such award. No person shall have a right to an award under this Plan until final action has been taken granting such award.

IX.  Amendments and Expiration Date

     While it is the present intention of the Company to grant awards annually, the Committee reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently; provided, however, that no modification of this plan shall operate to annul, without the consent of the beneficiary, an award already granted hereunder; provided, also, that no modification without approval of the stockholders shall increase the maximum amount which may be awarded as hereinabove provided.

X.   Miscellaneous

     All expenses and costs in connection with the operation of this Plan shall be borne by the Company and no part thereof shall be charged against the awards anticipated by the Plan. Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder. This Plan shall be construed and governed in accordance with the laws of the State of California.